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                                                                   EXHIBIT 5.1

                       ATER WYNNE HEWITT DODSON & SKERRITT, LLP
                            222 S.W. Columbia, Suite 1800
                               Portland, Oregon  97201
                                (503) 226-1191 (Phone)
                                 (503) 226-0079 (Fax)


                                   January 24, 1997


Board of Directors
Integrated Measurement Systems, Inc.
9525 S.W. Gemini Drive
Beaverton, OR  97008

    We have examined the Registration Statement on Form S-1 (Registration No. 333-20495) filed with the Securities and Exchange Commission (the "Commission") and declared effective on February 13, 1997 (the "Initial Registration Statement") and the Registration Statement on Form S-1 to be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, by you with the Commission on February 14, 1997 (as such may be further amended or supplemented, collectively with the Initial Registration Statement, the "Registration Statements"), in connection with the registration under the Securities Act of 1933, as amended, of up to an aggregate of 1,897,500 shares (including an over-allotment option granted to the Underwriters to purchase 247,500 shares) of your Common Stock, par value $.01 per share (the "Shares") to be sold pursuant to the terms of an underwriting agreement (the "Underwriting Agreement") to be entered into by and among the Company, a shareholder of the Company, and Morgan Stanley & Co. Incorporated, Cowen & Company and SoundView Financial Group, Inc., as representatives of the several underwriters. We have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

    Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the Shares to be sold pursuant to the Underwriting Agreement, when such Shares have been delivered against payment therefor as contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statements and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statements. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required to be filed pursuant to Section 7 of the Securities Act of 1933, as amended, or the rules thereunder. This opinion has been prepared solely for your use in connection with the Registration Statement and should not be quoted in whole or in part or otherwise be referred to, nor be relied upon by, nor be filed with or furnished to any governmental agency or other person or entity, except as otherwise provided in this paragraph, without the prior written consent of this firm.

                        Very truly yours,

                        /s/ Ater Wynne Hewitt Dodson & Skerritt, LLP

                        ATER WYNNE HEWITT DODSON & SKERRITT, LLP